SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Bell Sports Corp.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction  computed pursuant to
   Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4) Proposed maximum aggregate value of transaction:

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5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

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    2) Form, Schedule or Registration Statement No.

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    3) Filing Party:

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    4) Date Filed:

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

[GRAPHIC OMITTED]


                               BELL SPORTS CORP.
                            6350 San Ignacio Avenue
                              San Jose, CA 95119
                                (408) 574-3400


Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Bell Sports Corp. to be held at 10:00 a.m. local time on Wednesday, November 19, 1997, at The Radisson Resort Scottsdale, 7171 N. Scottsdale Road, Scottsdale, Arizona 85253. Directions to The Radisson Resort Scottsdale are included at the back of the accompanying Proxy Statement.

     The matters to be considered at the meeting are described in the Proxy Statement. Regardless of your plans for attending in person, it is important that your shares be represented at the meeting. Therefore, please mark, date and sign the enclosed proxy card and return it in the enclosed, business reply envelope. This will enable you to vote on the business to be transacted whether or not you attend the meeting.

     We hope that you can attend the 1997 Annual Meeting.

                                          Sincerely,



                                          /s/ Terry G. Lee
                                          TERRY G. LEE
                                          Chairman and Chief Executive Officer


October 17, 1997

                               BELL SPORTS CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held On November 19, 1997

TO OUR STOCKHOLDERS:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Bell Sports Corp., a Delaware corporation (the "Company"), will be held at 10:00 a.m. local time on Wednesday, November 19, 1997, at The Radisson Resort Scottsdale, 7171 N. Scottsdale Road, Scottsdale, Arizona 85253, for the following purposes:

        1. To elect three (3) members of the Board of Directors of the Company to serve three years;

        2. To ratify the appointment of Price Waterhouse LLP as independent public accountants for the Company for its fiscal year ending June 27, 1998; and

        3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on September 19, 1997 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     Your attention is directed to the accompanying proxy card, Proxy Statement and 1997 Annual Report to Stockholders. Whether or not you plan to attend the Annual Meeting in person, you are urged to specify your voting preferences by marking, dating and signing the enclosed proxy card and returning it in the enclosed business reply envelope. If you wish to vote in accordance with the Directors' recommendations, all you need to do is date and sign the proxy card and return it in such envelope. If you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

     A complete list of the holders of record of the Company's Common Stock entitled to vote at the Annual Meeting will be open to examination during ordinary business hours at the Company's offices located at 15170 N. Hayden Rd., Suite 1, Scottsdale, Arizona 85260 for 10 days preceding the Annual Meeting, by any stockholder of the Company for any purpose germane to the Annual Meeting.

                                            By Order of the Board of Directors


                                            /s/ Linda K. Bounds
                                            LINDA K. BOUNDS
                                            Chief  Financial  Officer, Secretary
                                            and Treasurer

October 17, 1997

                               BELL SPORTS CORP.

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held On November 19, 1997

                              GENERAL INFORMATION

     This Proxy Statement (the "Proxy Statement") is being furnished to the holders of Common Stock, $.01 par value ("Common Stock"), of Bell Sports Corp., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of the Company for use at the 1997 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. local time on Wednesday, November 19, 1997, at The Radisson Resort Scottsdale, 7171 N. Scottsdale Road, Scottsdale, Arizona 85253, and at any and all adjournments or postponements thereof (the "Annual Meeting"). The Company's principal executive offices are located at 6350 San Ignacio Avenue, San Jose, California 95119.

     Each holder of Common Stock at the close of business on September 19, 1997 (the "Record Date") is entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 13,832,373 shares of Common Stock outstanding, each of which entitles the registered holder thereof to one vote.

     If you are unable to attend the Annual Meeting, you may vote by proxy. The proxies will vote your shares according to your instructions. If you return a properly signed and dated proxy card but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as set forth in this Proxy Statement. The proxy card gives authority to the proxies to vote your shares in their discretion on any other matter presented at the Annual Meeting.

     You may revoke your proxy at any time prior to voting at the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy card or by attending and voting in person at the Annual Meeting.

     The Company will bear the cost of preparing, handling, printing and mailing this Proxy Statement, the accompanying proxy card and any additional material which may be furnished to holders of Common Stock, and the actual expense incurred by brokerage houses, fiduciaries and custodians in forwarding such materials to beneficial owners of Common Stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain holders of Common Stock or their representatives by officers, directors or employees of the Company who will receive no additional compensation for such solicitation. This Proxy Statement was first sent or given to holders of Common Stock on or about October 17, 1997.

                              VOTING INFORMATION

     The holders of a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy at the Annual Meeting in order for a quorum to be present.

     A  holder  of  Common  Stock may, with respect to the election of directors
(i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the holder of Common Stock withholds authority to vote by so indicating in the appropriate space on the proxy card. A holder of Common Stock may, with respect to the proposal to ratify the appointment of Price Waterhouse LLP (i) vote "FOR" such proposal, (ii) vote "AGAINST" such proposal or (iii) "ABSTAIN" from voting on such proposal.

     Properly executed proxy cards which are received by the Company prior to the Annual Meeting and not revoked, will be voted as directed therein on all matters presented at the Annual Meeting. In the absence of specific direction from a holder of Common Stock, proxies will be voted for the election of all named director nominees and for approval of the ratification of the appointment of Price Waterhouse LLP. If a proxy card indicates that all or a portion of the shares of Common Stock represented by such proxy card are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares of Common Stock may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum at the Annual Meeting.

                      ELECTION OF DIRECTORS (Proposal 1)

     The Board of Directors consists of nine persons and is divided into three classes. The terms of the Class III Directors expire with the Annual Meeting. Each of the nominees for Class III Director, if elected, will serve three years until the 2000 Annual Meeting of Stockholders and until a successor has been elected and qualified. The current Class I and Class II Directors will continue in office until the 1998 and 1999 Annual Meetings, respectively.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the three Class III nominees of the Board of Directors named below. Holders of Common Stock do not have the right to cumulate votes in the election of directors. Directors are elected by a plurality of the votes cast. Thus, assuming a quorum is present, with respect to Proposal 1, the three persons receiving the greatest number of votes will be elected to serve as members of Class III of the Board of Directors. Accordingly, non-votes with respect to the election of directors will not affect the outcome of the election of directors. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them FOR the nominees recommended by the Board of Directors.

     CB Capital Investors, Inc., a Delaware corporation ("CBCI"), Harry H. Manko, Stephen A. Silverstein and the Company are parties to a Post-Merger Stockholders Agreement (the "Post-Merger Stockholders Agreement") pursuant to which CBCI and Messrs. Manko and Silverstein have agreed, with respect to each election of directors of the Company conducted prior to January 3, 1998, among other things, to vote their shares of Common Stock in favor of the election of each of the nominees proposed, recommended or otherwise supported by the Board of Directors, subject to their right to withhold such vote with respect to not more than one such nominee, in the aggregate, in their sole discretion. The Post-Merger Stockholders Agreement also contains certain limitations on the acquisition and disposition of shares of Common Stock by CBCI and Messrs. Manko and Silverstein. The Post-Merger Stockholders Agreement was entered into in connection with the merger (the "AMRE Merger") of a subsidiary of the Company and American Recreation Company Holdings, Inc. ("AMRE"), pursuant to which AMRE became a wholly-owned subsidiary of the Company. The AMRE Merger was completed on July 3, 1995. Mr. Manko is a Director and Vice Chairman of the Company. Arnold L. Chavkin and Michael R. Hannon, Directors of the Company, are General Partners of Chase Capital Partners ("CCP"), an affiliate of CBCI. As of September 19, 1997, CBCI and Mr. Manko owned 2,281,080 and 296,806 shares of Common Stock, respectively, representing 16.5% and 2.1%, respectively, of the shares of Common Stock then outstanding. Mr. Silverstein held no shares as of September 19, 1997.

     It is expected that all shares of Common Stock owned by CBCI and Mr. Manko will be voted FOR the election of the nominees of the Board of Directors named below.

     The Board of Directors recommends a vote FOR election of the named nominees as directors of the Company (Proposal 1).

Nominees for Directors

     Class III -- Nominees to Serve Three Years:

     Arnold L. Chavkin, Director, age 46. Mr. Chavkin has been a Director of the Company since July 1995. Mr. Chavkin served as a Director of AMRE from April 1993 to July 1995. Mr. Chavkin is a General

Partner of CCP and the President of Chemical Investments, Inc. ("CII"), an affiliate of CCP. Mr. Chavkin has been a General Partner of CCP since January 1992 and has served as the President of CII since March 1991. CII is an affiliate of the Chase Manhattan Corporation. Mr. Chavkin is also a Director of Reading & Bates Corporation, American Radio Systems, Inc. and Wireless One, Inc. Prior to joining CII, Mr. Chavkin was a specialist in investment and merchant banking at Chemical Bank for six years.

     Phillip D. Matthews, Director, age 59. Mr. Matthews has been a Director of the Company since November 1989. Mr. Matthews is a business consultant to the Company and other companies. He served as Chairman of the Board of Wolverine World Wide, Inc. (a footwear manufacturer and retailer) from 1993 to 1996 and currently serves as the Lead Director and Chairman of the Executive Committee of their Board. Mr. Matthews is also a Director of H.F. Ahmanson & Company, Home Savings of America, Sizzler International, Inc., Wolverine World Wide, Inc. and several privately held companies.

     Christopher Wright, Director, age 40. Mr. Wright has been a Director of the Company since November 1989. Mr. Wright is a Director of Kleinwort Benson Limited, an English merchant bank with which he has been employed since 1978, and an Executive Vice President of Dresdner Kleinwort Benson North America. He is General Manager of Kleinwort Benson (USA) Inc., the investment advisor to The KB Mezzanine Fund, L.P. which is a stockholder of the Company. Mr. Wright is also a Director of Roper Industries, Inc. (a fluid handling and controls company).

Members of Board of Directors Continuing in Office

     Class I -- Serving Until 1998 Annual Meeting:

     Michael R. Hannon, Director, age 37. Mr. Hannon has been a Director of the Company since July 1995. He served as a Director of AMRE from April 1993 to July 1995. Mr. Hannon has been a General Partner of CCP since January 1997. Mr. Hannon served as a Principal of Chase Venture Partners, an affiliate of CBCI, from January 1992 to January 1997. Mr. Hannon chiefly focuses on the media/telecom and financial services industries at CCP. He is also a Director of New Cap Reinsurance Holdings Ltd. and several privately-held companies.

     W. Leo Kiely III, Director, age 50. Mr. Kiely has been a Director of the Company since January 1995. Mr. Kiely has been the President and Chief Operating Officer of Coors Brewing Company since March 1993. From 1982 until he joined Coors, Mr. Kiely oversaw various operations at Frito-Lay Inc., a subsidiary of PepsiCo, Inc. Mr. Kiely serves on the Wharton Marketing Advisory Board and the Wharton Graduate Executive Board. He is also a director of Signature Resorts, Inc.

     Terry G. Lee, Director, Chairman and Chief Executive Officer, age 48. Mr. Lee also served as President of the Company until the completion of the AMRE Merger. He joined Bell Helmets, Inc. (a predecessor of the Company, "Bell Helmets") as Director and the President and Chief Operating Officer in 1984, and became Chief Executive Officer in 1986. He was also a stockholder and consultant to Echelon Sports Corporation (a predecessor of the Company) prior to its acquisition by the Company in 1989. Prior to joining Bell Helmets, Mr. Lee spent 14 years with Wilson Sporting Goods where his last position was Senior Vice President -- Sales and Distribution. Mr. Lee became Chief Executive Officer and Chairman of the Company in November 1989.

     Class II -- Serving Until 1999 Annual Meeting:

     Kenneth K. Harkness, Director, age 63. Mr. Harkness has been a Director of the Company since February 1992. Mr Harkness specializes in personally managing and investing in undeveloped companies. Since 1996, Mr. Harkness has been part owner and Chief Executive Officer of Ceratech Holdings (a giftware holding company). From 1993 until 1996, he was Chief Executive Officer of Ramco Industries, Inc. and of Cirgon Technologies. Mr. Harkness was the Director of and the Chief Executive Officer and Guidance Technologies, Inc. from 1989 through 1992.

     Harry H. Manko, Director and Vice Chairman, age 70. Mr. Manko has been a Director of the Company and the Vice Chairman of the Company since July 1995. Mr. Manko headed AMRE and its predecessors for 41 years. Mr. Manko has served as Chairman of the Board and a Director of AMRE since April 1993. From 1984 to 1993, Mr. Manko was President and Chief Executive Officer of American Recreation Group, L.P., a predecessor of AMRE. Mr. Manko currently serves as the President of the

Bicycle Products Supplier Association, previously named Bicycle Wholesale Distributor Association ("BWDA"). He formerly served as the Treasurer of BWDA and as President of the Bicycle Institute of America.

     Frederick W. Winter, Director, age 52. Mr. Winter has been a Director of the Company since October 1991. Mr. Winter has been the Dean of the Joseph M. Katz Graduate School of Business at the University of Pittsburgh since August 1997. He previously served as the Dean of the School of Management at the University of Buffalo from 1994 to 1997 and as the Head of the Department of Business Administration at the University of Illinois from 1986 to 1993. He specializes in the areas of marketing management and marketing strategy. Mr. Winter is also a Director of Alkon Corporation and Rand Capital Corp.

     Directors Meetings and Committees

     The Board of Directors held six meetings during the Company's fiscal year ended June 28, 1997 ("Fiscal 1997"), including four regular meetings and two special meetings. No Director attended fewer than 75% of the meetings of the Board or committees thereof on which he served, except for Messrs. Kiely and Winter.

     The Board of Directors has an Audit Committee comprised of Messrs. Hannon, Winter and Wright. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent public accountants and recommends the appointment of independent public accountants to the Board of Directors. See "Ratification of Appointment of Independent Public Accountants". The Audit Committee met two times during Fiscal 1997.

     The  Board  of  Directors has a Compensation Committee comprised of Messrs.
Chavkin, Harkness, Kiely and Matthews. The Compensation Committee approves all executive compensation other than certain matters relating to stock options. The Compensation Committee met four times during Fiscal 1997.

     The Board of Directors has a Management Stock Incentive Committee comprised of Messrs. Chavkin, Kiely and Harkness. The Management Stock Incentive Committee has responsibility for granting stock options to eligible members of management under, and otherwise administers, the Company's Restated and Amended 1991 Management Stock Incentive Plan (the "1991 Plan"), its Restated and Amended 1992 Management Stock Incentive Plan (the "1992 Plan"), and its 1996 Stock Option Plan (the "1996 Plan"). The Management Stock Incentive Committee met three times during Fiscal 1997.

     The Board of Directors has an Outside Directors Stock Option Committee with Mr. Lee as its sole member.

     The Board has no nominating committee. Selection of nominees for the Board is made by the entire Board of Directors. The names of potential nominees for the Company's Board should be directed to the Company's Secretary, Linda K. Bounds, at Bell Sports Corp., 6350 San Ignacio Avenue, San Jose, California 95119.

     Members of the Board of Directors who are employees of the Company do not receive compensation for services on the Board or any committees thereof. Non-employee directors receive an immediately exercisable option to purchase Common Stock granted under the Restated and Amended Bell Sports Corp. 1993 Outside Directors Stock Option Plan (the "1993 Plan"), with an exercise price per share equal to 50% of the fair market value of a share of Common Stock on the date of grant. The number of shares of Common Stock subject to each such option is determined by dividing $10,000 by 50 percent of the fair market value of a share of Common Stock on the date of grant. For purposes of the 1993 Plan, the fair market value of a share of Common stock on a given day is deemed to be the average of the high and low sales price of a share of Common Stock as reported by The Nasdaq Stock Market on that day.

     In addition, each non-employee director of the Company receives, pursuant to the terms of the 1993 Plan, an option to purchase 2,000 shares of Common Stock on the date of each annual meeting of stockholders, assuming the continued service of such person as a non-employee director immediately following such meeting. Any person commencing service as a non-employee director will also receive, upon commencement of such service, an option to purchase 5,000 shares of Common Stock. Each stock option described in this paragraph has an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant, becomes exercisable incrementally in equal amounts on the first three anniversaries of its date of grant, and in the event of (i) the dissolution or liquidation of the Company or (ii) under certain circumstances, the reorganization, merger or consolidation of the Company, will become exercisable in full.

     In Fiscal 1997, each non-employee director received 3,200 options at $3.125 per share in lieu of a cash retainer fee and 2,000 options at $6.25 per share for continuing service on the Board.

     In Fiscal 1997, Mr. Matthews received aggregate compensation of $51,600 for consulting services provided to the Company. See also "Compensation Committee Interlocks and Insider Participation".

                        EXECUTIVE OFFICER COMPENSATION

General

     This section of the Proxy Statement sets forth certain information pertaining to compensation of the Chief Executive Officer of the Company and the five other most highly compensated executive officers of the Company during Fiscal 1997 (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

     The table below summarizes the annual and long-term compensation paid to each of the Named Executive Officers for all services rendered to the Company during the last three fiscal years, in accordance with the Securities and Exchange Commission ("SEC") rules relating to disclosure of executive compensation.

                                                                                          Long-Term
                                                                                         Compensation
                                                 Annual Compensation                        Awards
                                        -------------------------------------- --------------------------------
                                                                                 Restricted       Securities
           Name and             Fiscal                         Other Annual         Stock         Underlying       All Other
      Principal Position         Year     Salary     Bonus    Compensation(1)   Awards ($)(2)   Options (#)(3)   Compensation(4)
------------------------------ -------- ---------- --------- ----------------- --------------- ---------------- ----------------
Terry G. Lee   ...............   1997     $392,885                                $50,000          209,363           $5,155
 Chairman and Chief              1996      375,027                                                 100,000            2,124
 Executive Officer               1995      365,385               $ 46,669                          248,938            4,030

Harry H. Manko    ............   1997     $251,967                                                                   $8,480
 Vice Chairman (5)               1996      352,296               $684,200                           35,000            3,644

Mary J. George    ............   1997     $239,962                                $50,000          148,500           $3,193
 President and Chief             1996      207,069               $167,726                          125,000            1,626
 Operating Officer (6)           1995      101,269                                                  25,000            1,200

Howard A. Kosick  ............   1997     $195,039                                $50,000          111,855           $4,581
 U.S. Group President            1996      165,016                                                  50,000            4,181
                                 1995      170,959   $50,000     $ 49,813                          136,425            4,243

Robert Alan McCaughen   ......   1997     $128,573   $34,357     $ 79,531
 President -- Canada (7)         1996      260,524                                                  10,000

Bernie M. Kotlier    .........   1997     $177,515   $45,000     $110,099         $25,000           70,000           $4,232
 President--Specialty Retail     1996      132,501                156,666                           10,000            1,688
 and Service Cycle
 Division (8)

------------
(1) The Fiscal 1997 amount includes, in part, payment of auto expenses for Mr. Kotlier of $4,717. The Fiscal 1997 amounts also include relocation reimbursements paid by the Company to Mr. McCaughen of $79,531 and to Mr. Kotlier of $105,382,which includes a non-taxable amount of $21,393. Fiscal 1996 amounts include, in part, relocation reimbursements paid by the Company to Mr. Kotlier of $156,666 and to Ms. George of $163,326, which includes a non-taxable amount of $5,846. Mr. Lee's Fiscal 1995 amount includes, in part, payment of auto expenses totaling $26,776 and club dues of $18,392. The Fiscal 1995 amount includes relocation reimbursements paid by the Company to Mr. Kosick of $49,813. See footnotes 5 and 7 with respect to Messrs. Manko and McCaughen, respectively.

(2) The number and value of the aggregate restricted stock holdings at the end of fiscal 1997 for each Named Executive Officer is as follows: For each of Mr. Lee, Ms. George and Mr. Kosick: 7,082 shares, $55,332 and Mr. Kotlier no shares. The restricted stock awards reflected in the table vest incrementably in equal amounts on the first three anniversaries of the date of the grant.
(3) Certain Fiscal 1997, Fiscal 1996 and Fiscal 1995 amounts include the grant of replacement stock options. See "Ten-Year Option Repricing."
(4) The Fiscal 1997 amounts include the following annual Company contributions to the Bell Sports Corp. Employees' Retirement and 401(k) Plan: Mr. Lee
    $4,673,  Mr.  Manko  $4,506,  Ms.  George $2,717, Mr. Kosick $4,299, and Mr.
    Kotlier $4,018. The Fiscal 1997 amounts also include the following life insurance premiums paid by the Company: Mr. Lee $482, Mr. Manko $3,974, Ms. George $475, Mr. Kosick $283, and Mr. Kotlier $214.
(5) Mr. Manko became an employee of the Company on July 3, 1995, upon consummation of the AMRE Merger. Pursuant to a prior employment agreement with AMRE, the Company paid Mr. Manko $684,200 in lieu of signing and annual bonuses through June 30, 1996.
(6) Ms. George became an employee of the Company on October 19, 1994.
(7) Mr. McCaughen's Fiscal 1997 and Fiscal 1996 salary includes $2,625 and $90,585, respectively, of sales commissions paid pursuant to an agreement entered into by AMRE in connection with the acquisition of Denrich Sporting Goods by AMRE in 1991. Mr. McCaughen became an employee of the Company on July 3, 1995, upon consummation of the AMRE Merger.
(8) Mr. Kotlier became an employee of the Company on July 3, 1995, upon consummation of the AMRE Merger. Effective April 28, 1997, Mr. Kotlier ceased to be employed by the Company.

Option Grants in Last Fiscal Year

     The table below provides information relating to grants of stock options by the Company during Fiscal 1997 to each of the Named Executive Officers (including replacement stock options). See "Ten-Year Option Repricing". The Company has never granted any stock appreciation rights.

                                               % of Total                                    Potential Realizable Value
                            Number of            Stock                                       at Assumed Annual Rates of
                            Securities          Options                                     Stock Price Appreciation for
                            Underlying         Granted to                                      Ten-Year Option Term(2)
                             Options           Employees        Exercise     Expiration     -----------------------------
          Name            Granted (#)(1)     in Fiscal Year      Price          Date              5%             10%
------------------------- ----------------   ----------------   ----------   ------------   -------------   -------------
Terry G. Lee    .........    209,363              15%             $7.06         8/26/06     $   929,571     $  2,355,715
Mary George  ............    148,500              11%             $7.06         8/26/06         659,339        1,670,896
Howard A. Kosick   ......    111,855               8%             $7.06         8/26/06         496,636        1,258,573
Bernie M. Kotlier  ......     70,000               5%             $7.06         8/26/06         310,800          787,628
 Increase in market value of Common Stock for all stockholders at assumed
  annual rates of stock price appreciation over 10-year period above. (3)  ..............   $68,000,000     $172,200,000

------------
(1) These awards were made pursuant to the 1992 Plan. Under this plan, the exercise price per share must not be less than 100% of the fair market value of one share of Common Stock on the date of grant of option. The options vest ratably in one-third increments over either an eighteen-month or a three-year period, and may not be exercised ten years after the date of grant. In the event of a change in control, the Board of Directors may accelerate the vesting of these options.
(2) The gains shown in these columns result from calculations assuming 5% and 10% growth rates as set by the SEC and are not intended to forecast future stock price performance.
(3) These amounts represent the increase in the market value of outstanding shares of Common Stock (approximately 13.8 million) as of June 28, 1997 that would result from the same stock price assumptions used to show the Potential Realizable Values for the Named Executive Officers.

Aggregated  Option  Exercises  in  Last  Fiscal  Year and Fiscal Year End Option
Values

     The table below provides certain information relating to the stock options held by each of the Named Executive Officers at the end of Fiscal 1997. No stock options were exercised by the Named Executive Officers during Fiscal 1997.

                                                                     Value of Unexercised
                                                                          In-the-Money
                               Number of Securities Underlying         Options at FY-End
                                Unexercised Options at FY-End    (based upon $7.813 per share)
                               -------------------------------   ------------------------------
           Name                 Exercisable     Unexercisable     Exercisable     Unexercisable
----------------------------   -------------   ---------------   -------------   --------------
Terry G. Lee    ............      85,408           139,575         $ 52,515         $105,030
Harry Manko  ...............      52,077            23,333          246,497                0
Mary George  ...............      25,000           123,500           18,813           92,934
Howard A. Kosick   .........      49,005            74,570           28,057           56,114
Robert A. McCaughen   ......       3,333             6,667                0                0
Bernie M. Kotlier  .........       3,333                 0            2,508                0

Ten-Year Option Repricing

     The table below provides certain information relating to certain grants of stock options made by the Company in exchange for previously granted options. No such replacement grants were made by the Company before March 31, 1995.

                                                                                 Exercise
                                                               Market Price      Price at                  Length of Original
                                                Number of       of Stock at      Time of                      Option Term
                                                 Options         Time of        Repricing       New          Remaining at
                                               Repriced or     Repricing or        or         Exercise     Date of Repricing
              Name                  Date         Amended        Amendment       Amendment      Price         or Amendment
--------------------------------  ----------   -------------   --------------   -----------   ----------   -------------------
1997:
Terry G. Lee  ..................  08/27/96        100,000          $ 7.06         $12.94        $ 7.06          8 years
 Chairman and Chief               08/27/96        109,363          $ 7.06         $13.87        $ 7.06          9 years
 Executive Officer(1)
Mary J. George   ...............  08/27/96         75,000          $ 7.06         $ 8.69        $ 7.06          9 years
 President and
 Chief Operating Officer
Howard A. Kosick    ............  08/27/96         50,000          $ 7.06         $12.94        $ 7.06          8 years
 U.S. Group President(1)          08/27/96         61,855          $ 7.06         $13.87        $ 7.06          9 years
John L. Carenza  ...............  08/27/96         32,000          $ 7.06         $13.87        $ 7.06          9 years
 Executive Vice President(1)
Bernie M. Kotlier   ............  08/27/96         10,000          $ 7.06         $ 9.13        $ 7.06          9 years
 President--Specialty Retail and
   Service Cycle Division
Linda K. Bounds  ...............  08/27/96          5,000          $ 7.06         $11.88        $ 7.06          9 years
 Senior Vice President,           08/27/96         20,000          $ 7.06         $13.87        $ 7.06          9 years
 Chief Financial Officer,         08/27/96          5,000          $ 7.06         $15.12        $ 7.06          8 years
 Secretary and Treasurer
1996:
Mary J. George   ...............  01/15/96         25,000          $ 8.69         $15.12        $ 8.69          8 years
 President and Chief              01/15/96         50,000          $ 8.69         $12.94        $ 8.69          9 years
 Operating Officer
1995:
Terry G. Lee  ..................  03/31/95        200,000          $13.87         $24,87        $13.87          6 years
 Chairman and Chief               03/31/95         21,000          $13.87         $35.50        $13.87          7 years
 Executive Officer
Howard A. Kosick    ............  03/31/95        100,000          $13.87         $24.87        $13.87          6 years
 U.S. Group President             03/31/95         20,000          $13.87         $35.50        $13.87          7 years
Linda K. Bounds  ...............  03/31/95         10,000          $13.87         $24.87        $13.87          6 years
 Senior Vice President,           03/31/95         10,000          $13.87         $35.50        $13.87          7 years
 Chief Financial Officer,
 Secretary and Treasurer
John L. Carenza  ...............  03/31/95         35,000          $13.87         $24.87        $13.87          6 years
 Executive Vice President         03/31/95         10,000          $13.87         $35.50        $13.87          7 years

------------
(1) Messrs. Lee, Kosick and Carenza returned options to purchase 348,938, 186,426 and 53,212 shares of Common Stock, respectively, during Fiscal 1997 in exchange for options to purchase 209,363, 111,855 and 32,000 shares of Common Stock, respectively. See "Report Of Management Stock Incentive Committee Regarding the Grant of Replacement Options During Fiscal 1997".

Report   of   Management  Stock  Incentive  Committee  Regarding  the  Grant  of
Replacement Options During Fiscal 1997

     After the Company completed the AMRE Merger in July 1995, it became apparent to the Management Stock Incentive Committee that the Company's existing stock option program was in need of restructuring. There were few stock options remaining available to grant, yet many new executives in either new or broader positions that might effectively be motivated by stock incentives. In addition, the Management Stock Incentive Committee wanted to broaden the overall participation in the stock option program. Rather than expand the number of options available to grant and increase the grants to employees, the Management Stock Incentive Committee determined to focus on the stock option program and the Company's bonus program as a part of an integrated incentive program. As a result of this focus on August 27, 1996, the Management Stock Incentive Committee adopted a program permitting employees eligible to participate in the Company's bonus program to elect to forego their Fiscal 1997 operating bonus and return all outstanding stock options granted after April 1992 in exchange for replacement stock options (the "Replacement Program"). In general, employees eligible to participate in the Company's bonus program are eligible for 10%-to-125% of their annual base salary if the Company meets or exceeds certain Board approved net operating income goals.

     Senior management with long tenure, including Messrs. Lee and Kosick, agreed to cancel 40% of their existing stock options granted after April 1992 in order to increase the number of stock options available for grant, thereby facilitating the broadening of participation in the stock option program and enabling the Company to create a voluntary program by which other employees participating in the Company's bonus program would be able to replace existing stock options in exchange for foregoing their Fiscal 1997 operating bonus. See "Ten-Year Option Repricing".

                                     THE MANAGEMENT STOCK INCENTIVE
                                     COMMITTEE OF THE BOARD OF DIRECTORS
                                     W. Leo Kiely III
                                     Arnold L. Chavkin
                                     Kenneth K. Harkness

Employment Agreements

     The Company has an employment agreement with Mr. Lee which provides that he will serve as Chairman of the Board and Chief Executive Officer of the Company and an employment agreement with Mr. Kosick which provides that he will serve as the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. As described below, Mr. Kosick became U.S. Group President in Fiscal 1997. The employment agreements with Messrs. Lee and Kosick are each for a term expiring on June 30, 1999 unless terminated earlier in the event of the employee's death or disability, termination by the Company with or without cause (as defined in the agreement) or termination by the employee with or without good reason (as defined in the agreement), with automatic renewals for successive one-year periods after the initial term thereof unless either the Company or the employee terminates such renewal provision at least one year prior to any such renewal. Each agreement provides for an initial annual base salary, which in the case of Mr. Lee is $375,000 and in the case of Mr. Kosick is $165,000, annual salary increases and annual cash bonuses based on actual operating income as compared to projected operating income targets approved by the Board of Directors, up to a maximum annual bonus of 125% of the then existing base salary for each of Mr. Lee and Mr. Kosick. Under the employment agreements, Messrs. Lee and Kosick are entitled to participate in the Company's benefit plans and programs, and Mr. Lee is also entitled to reimbursement for any deductibles and co-payments related to medical expenses. In the event of change in control of the Company during the two year period ending June 30, 1999, the terms of each employment agreement will automatically be extended for a two-year period following such change in control. Under each employment agreement, in the event of early termination of employment by the Company without cause or by the employee for good reason, the Company will continue to pay the employee his base salary, bonus and all other benefits payable for two years or until the end of the term of the employment agreement, whichever is longer. In the event of early termination of employment due to the disability of the employee, the Company will continue to pay the employee his base salary until the end of the term of the agreement, less all payments under any disability plan covering the employee. In the event of early termination of employment due to the death of the employee, the Company will pay the employee's executor or administrator four months of base salary and bonus. In the event that the Company terminates the automatic renewal provision, the Company will continue to pay the employee his base salary, bonus and all other benefits otherwise payable for six months following the expiration of the term of the employment agreement. Each agreement provides for an employee noncompetition period following termination of employment prior to a change in control of the Company which will extend for two years or the period of salary continuation payments, whichever is longer.

     In connection with the relocation of the Company's corporate offices to San Jose, California during 1997, Mr. Kosick and the Company entered into an agreement dated September 24, 1997 which provides that Mr. Kosick will continue to serve as U.S. Group President of the Company and the Company will continue to reimburse Mr. Kosick for his commuting expenses and his living expenses in San Jose. The agreement also provides that, due to such relocation, Mr. Kosick may elect early termination of his employment for good reason and that upon any such termination Mr. Kosick would receive pursuant to his employment agreement the payments and benefits described above for early termination of his employment for good reason. In addition, unvested restricted stock and unvested phantom stock units would vest and his unexercisable stock options would become exercisable for a period ending 90 days after the end of the two-year period following any such termination of employment.

     The Company has an employment agreement with Mr. Manko, which provides that Mr. Manko will serve as Vice Chairman of the Board of Directors of the Company and as Chairman of AMRE and of the specialty retail division of the Company. The employment agreement is for a term ending on December 31, 1998, unless terminated earlier for any reason which is the same as those provided in the employment agreements with Messrs. Lee and Kosick. The employment agreement provides for an annual base salary of $250,000 through June 28, 1996 and thereafter, annual salary increases, and annual cash bonuses for fiscal years ending on or after June 30, 1997 based on actual operating income as compared to projected operating income targets approved by the Board of Directors, up to a maximum annual bonus of 125% of his then existing base salary. Mr. Manko may elect to relinquish his duties as Chairman of the specialty retail division, in which event any annual bonus otherwise payable would be reduced in a manner mutually agreeable to Mr. Manko and the Company based upon his duties as the non-line Vice Chairman of the Board of Directors of the Company and other responsibilities. Under the employment agreement, Mr. Manko is entitled to participate in the Company's benefit plans and programs. The employment agreement provides that in the event of early termination of employment by the Company without cause (as defined in the agreement) or by Mr. Manko for good reason (as defined in the agreement), the Company will continue to pay Mr. Manko his base salary and all other benefits otherwise payable until the end of the term of the employment agreement, and if such termination occurs following a change in control of the Company, Mr. Manko will be entitled to receive a lump sum amount equal to the present value of such payments. In the event of early termination of employment due to the disability or death of Mr. Manko, the Company will continue to pay Mr. Manko, or his executor or administrator in the event of his death, his base salary, bonus and all other benefits otherwise payable for a period of four months following such termination of employment. Mr. Manko's employment agreement also provides for a noncompetition period following termination of employment which would extend for two years or the period of salary continuation payments, whichever is longer.

     The Company has an employment agreement with Ms. George which provides that she will serve as President and Chief Operating Officer of the Company. The employment agreement is for a term ending on February 15, 2000 unless terminated earlier in the event of Ms. George's death or disability, termination by the Company with or without cause (as defined in the agreement) or termination by Ms. George. The agreement, which was amended effective July
1, 1997, provides for an annual base salary of $300,000, subject to annual increases in the discretion of the Company, annual cash bonuses in accordance with the Company's management incentive program and grants of restricted phantom stock units if the Common Stock trades at specified prices, the number of such Units to be based upon a multiple of one or two times the amount of Ms. George's base salary divided by the market price of the Common Stock. Such restricted phantom stock units vest upon the earlier of the termination of Ms. George's employment or a Change in Control of the Company (as defined in the agreement), provided that unvested restricted phantom stock units are forfeited if Ms. George's employment is terminated by the Company for cause or voluntarily by Ms. George. Under the agreement, as amended, Ms. George is entitled to participate in the Company's benefit plans and programs, reimbursement for any deductibles and co-payments related to medical expenses and reimbursement of automobile expenses and her expenses for commuting to San Jose. In the event of early termination of Ms. George's employment by the Company without cause or voluntarily by Ms. George, the Company will continue to pay Ms. George her base salary and all other benefits, excluding bonus, for 18 months and, in the case of termination of her employment by the Company without cause, Ms. George's restricted phantom stock units vest and her unexercisable stock options become exercisable.

     The Company has a memorandum of understanding with Mr. McCaughen which provides that he will serve as President of the Company's Canadian operations for a term ending on June 30, 1999. Effective July 1, 1997, Mr. McCaughen is entitled to an annual base salary of $150,000 and is eligible to receive an annual cash bonus of up to 50% of such base salary in accordance with the Company's management incentive programs. In addition, Mr. McCaughen is entitled to a payment of $80,000 as reimbursement of his expenses of relocating to Granby, Quebec, Canada.

     The Company has entered into a severance agreement with Mr. Lee which provides that if Mr. Lee's employment with the Company is terminated upon certain circumstances (a "Qualifying Termination") during the two-year period after a change in control (as defined in the agreement), Mr. Lee will receive a severance payment and certain insurance benefits. A Qualifying Termination includes a termination of employment with the Company, except for cause, death or disability, or by Mr. Lee during such two-year period for good reason (as defined in the agreement) or for any reason during the 30-day period commencing six months after the change in control. The severance payments and other benefits to be provided to Mr. Lee upon a Qualifying Termination would be determined in accordance with his severance agreement and not his employment agreement.

     Upon a Qualifying Termination, in addition to the payment of any earned unpaid base salary, deferred compensation and accrued vacation pay, Mr. Lee will be entitled to receive a pro-rated bonus plus an amount equal to three times his annual base salary (at the highest rate paid to him during the prior twelve months) plus three times the average bonus paid to him over the prior five fiscal years. Mr. Lee will also be entitled to receive the value of any unvested employer contributions for his benefit under the Company's 401(k) Plan. For the one- year period commencing with the Qualifying Termination, Mr. Lee will be entitled to cause the Company to repurchase certain shares of Common Stock owned by him in the same manner as provided in his employment agreement. Mr. Lee will also be entitled to receive certain insurance benefits for the three-year period commencing with the date of the termination.

     If it is determined that payments made to Mr. Lee under his severance agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") and it is determined that the payments made to Mr. Lee after imposition of such excise tax would be less than the amount he would receive if he received the maximum amount that could be paid to him without the imposition of such excise tax, then the amount paid under his severance agreement will be reduced so that the payments made to him will be one dollar less than the amount that would require payment of such excise tax.

     The Company has also entered into a severance agreement with Mr. Kosick, the terms of which, including the amounts to be paid thereunder, are the same as Mr. Lee's, except that (i) upon a Qualifying Termination, Mr. Kosick's severance payment would include an amount equal to two times his annual base salary plus two times the average bonus paid to him over the prior five fiscal years, (ii) Mr. Kosick would be entitled to receive insurance benefits for two years commencing with the date of termination and (iii) Mr. Kosick would be entitled to receive reimbursement for certain outplacement expenses.

     In the case of a merger, consolidation, dissolution or liquidation of the Company, or in any other case in which the Management Stock Incentive Committee determines that it is in the Company's best interest, the Management Stock Incentive Committee may accelerate the exercisability of any outstanding stock options issued under the 1991 Plan, the 1992 Plan or the 1996 Plan.

Compensation Committee Interlocks and Insider Participation

     Mr. Lee and Mr. Matthews are the general partners of Mission Leasing and Hayden Leasing ("Hayden Leasing"), general partnerships. On November 1, 1995, the Company entered into a lease agreement with Hayden Leasing pursuant to which the Company leased an airplane for a monthly fee of $3,000 during Fiscal 1997. This lease agreement terminates on June 30, 1999. The Company also leases automobiles for certain of its employees from Hayden Leasing. Payments under these leases, excluding operating expenses, approximated $55,100 during Fiscal 1997. Operating expenses approximated $61,500 during Fiscal 1997.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

     The Compensation Committee of the Board of Directors (the "Compensation Committee") develops and recommends to the Board of Directors the executive compensation policies of the Company. The Company also administers the
Company's compensation plans and recommends for approval by the Board of Directors the compensation to be paid to the Chief Executive Officer and with the advice of the Chief Executive Officer, the other executive officers of the Company. The Compensation Committee consists of 4 non-employee directors.

     The Compensation Committee has, from time to time, sought the advice of an independent compensation consulting firm concerning the Company's compensation policies, specific compensation packages and appropriate levels of executive compensation.

     The philosophy of the Compensation Committee and the Company is to provide competitive salaries as well as competitive incentives designed to:

     * Attract and retain well-qualified executives necessary to the Company's long-term success;

     * Provide incentives relating to achievement of short-term individual, divisional and corporate goals;

     * Provide incentives for achievement of long-term divisional and corporate financial goals; and

     * Align the interests of management with those of the stockholders to encourage the achievement of continuing increases in stockholder value.

     The compensation mix reflects a balance of annual base salary payments, annual incentive bonus payments, long-term stock based incentives and other competitive executive benefits.

Base Salary

     It is the Compensation Comittee's policy to establish base salaries at levels and provide benefit packages that are considered to be competitive to attract and retain well-qualified executives. Base salaries of senior executives are determined by the Compensation Committee by comparing each executive's position with similar positions in companies of similar type, size and financial performance. The Compensation Committee uses surveys to make this comparison. Although some of the companies included in the peer index used in the graph of cumulative total stockholder return are among the companies included in the surveys, the surveys are not limited to those companies since the Company competes for talent with a wide range of corporations. Other factors considered by the Compensation Committee are the executive's performance, the executive's current compensation and the Company's or the applicable business unit's performance. Although the Compensation Committee does not give specific weight to any particular factor, the most weight is given to the executive's performance. In general, base salaries for the Company's executive officers during Fiscal 1997 were equal to or slightly below the median of salaries paid by companies included in the surveys. The Fiscal 1997 average base salary of senior executives increased over the previous year's level as a result of a combination of factors, including improved individual performance, improved performance by the Company, promotions and increased responsibilities.

Annual Bonus Plan

     The existing annual bonus plan was designed to provide incentives and rewards for achievement of short-term individual and business unit goals by giving salaried employees the opportunity for bonuses based on individual performance and the performance of the business unit to which the employee is assigned. In the case of senior executive officers, the bonus is based solely on the performance of the Company. In the case of all other employees, the bonus is based on the achievement of individual performance goals (25% weighting) and the performance of the Company and/or the applicable business unit (75% weighting). Individual performance goals are tailored to each individual's position and duties and vary in terms of number, scope and substance among the eligible employees. Individual performance goals for employees are recommended by management, reviewed, modified (to the extent appropriate) and approved by a supervisor and then reviewed with the employee. The performance goals for each business unit and the Company as a whole relate to the achievement of predetermined net operating income levels . Company and business unit goals are established before the start of each fiscal year and are reviewed and approved by the Compensation Committee. Awards under the annual bonus plan are based on a percentage of earned salary. Bonuses are conditioned on achieving minimum or "threshold" goals, and are capped at a maximum amount (10% to 125% of salary) and may not exceed specified levels. During Fiscal 1997, bonuses were paid out for employee's achievement of individual performance goals and certain business unit operating results. As the Company as a whole did not meet the net operating income goals, no bonuses were paid which were based on total Company performance.

     See "Report of Management Stock Incentive Committee Regarding the Grant of Replacement Options During Fiscal 1997". Some level of annual bonus may currently be earned by approximately 285 salaried employees.

Long-Term Stock Based Incentives

    Stock option, restricted stock and phantom unit awards are designed to encourage long-term investment in the Company by participating executives, more closely align executive and stockholder interests and reward executives and other key employees for building stockholder value. The Compensation Committee believes stock ownership by management is beneficial and stock based awards have been granted by the Company to executives and other key employees over the last five years.

     Stock options are granted at the fair market value price of the Common Stock on the date of grant, are subject to vesting over time and only have future value for the employees if the stock price appreciates from the date of grant. Restricted stock and phantom unit awards are subject to vesting criteria, including, in some instances, performance goals. Factors influencing stock based grants to employees include performance of the Company, relative levels of responsibility, contributions to the business of the Company and competitiveness with other growth oriented companies. As of September 19, 1997, approximately 140 management employees hold stock options.

Benefits

     Benefits offered to key executives are largely those that are offered to the general employee population, such as group health and life insurance coverage and participation in the Bell Sports Corp. Employees' Retirement and 401(k) Plan. In addition, certain executives are provided a Company automobile, use of a club membership or reimbursement of any deductibles and co-payments related to health expenses. Benefits are not tied directly to corporate performance.

Chief Executive Officer

     The Chief Executive Officer's Compensation is based upon the policies and objectives discussed above. Mr. Lee's annual base salary was $405,000 at the end of Fiscal 1997, an increase of 8% above the Fiscal 1996 level. Mr. Lee participated in the voluntary Replacement Program and did not receive a cash bonus during Fiscal 1997. Going forward, 100% of Mr. Lee's bonus opportunity is based on the net operating income goal for the Company established at the beginning of the fiscal year.

     In Fiscal 1997, Mr. Lee was granted options to purchase 209,363 shares of Common Stock at an exercise price of $7.06 per share. These options replaced options to purchase 348,938 shares of Common Stock. See "Ten-Year Option Repricing" and "Report of Management Stock Incentive Committee
Regarding the Grant of Replacement Options During Fiscal 1997". Mr. Lee was also awarded 7,082 shares of restricted stock. See "Summary Compensation Table".

     The Compensation Committee believes that the Company's executive compensation policies and programs serve the interests of the Company and its stockholders. All actions and recommendations of the Compensation Committee attributable to Fiscal 1997 compensation were unanimous and all recommendations were approved and adopted by the Board of Directors without modification.

                                        THE COMPENSATION COMMITTEE OF
                                        THE BOARD OF DIRECTORS

                                        Phillip D. Matthews (Chairman)
                                        Arnold L. Chavkin
                                        Kenneth K. Harkness
                                        W. Leo Kiely III

                               PERFORMANCE GRAPH

     The following performance graph compares the cumulative return on the Common Stock since June 27, 1992 with The Nasdaq Market Index and the Media General Financial Services Sporting Goods Index (which includes the Company). The graph assumes an initial investment of $100 on June 27, 1992, and the reinvestment of dividends, if any.

                              06/27/92     07/03/93     07/02/94     07/01/95     06/29/96     06/28/97
                              --------     --------     --------     --------     --------     --------
Bell Sports Corp.               100         137.8        112.8         56.1         35.98        38.11

Media General Financial
  Services Sporting Goods       100         117.09       168.22       148.52       181.37       202.44

Nasdaq Market Index             100         122.76       134.61       157.88       198.73       239.4

              SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                          AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of September 19, 1997 concerning beneficial ownership of Common Stock by each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, each director, each director nominee, each Named Executive Officer and all directors and executive officers of the Company as a group. Unless otherwise noted, the listed persons have sole voting and dispositive power with respect to the shares of Common Stock held in their names, subject to community property laws if applicable.

                                                            Number of
                                                            Shares of          Percent of Total
                                                           Common Stock          Outstanding
               Name of Beneficial Holder                Beneficially Owned         Shares
------------------------------------------------------- --------------------   -----------------
        Terry G. Lee (1) ..............................        326,663                2.4%
        Harry H. Manko (2) ............................        360,550                2.6%
        Mary J. George (3) ............................         81,582                 *
        Howard A. Kosick (4) ..........................        101,777                 *
        Robert Alan McCaughen (5) .....................         21,307                 *
        Bernie M. Kotlier .............................          4,479                 *
        W. Leo Kiely III (6) ..........................          9,335                 *
        Kenneth K. Harkness (7) .......................         14,701                 *
        Frederick D. Winter (7) .......................         14,701                 *
        Phillip D. Matthews (8) .......................         26,515                 *
        Christopher Wright (9) ........................        254,137                1.8%
        Michael R. Hannon (10) ........................      2,289,615               16.5%
        Arnold L. Chavkin (10) ........................      2,289,615               16.5%
        CB Capital Investors, Inc. (11) ...............      2,281,080               16.5%
        Dimensional Fund Advisors Inc. (12) ...........        856,479                6.2%
        CG Acquisition Group (13) .....................        772,500                5.6%
        All directors and executive officers as a group
          (16 persons)(14) ............................      3,566,368               25.8%

------------
  * Less than one percent.
 (1) The shares of Common Stock beneficially owned by Mr. Lee include 155,196 shares issuable upon the exercise of options which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement and 4,721 shares with respect to which Mr. Lee has sole voting power but not dispositive power.
 (2) The shares of Common Stock beneficially owned by Mr. Manko include 52,076 shares issuable upon the exercise of options which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement. Shares of Common Stock beneficially owned by Mr. Manko are subject to the Post-Merger Stockholders Agreement. See "Election of Directors."
 (3) The shares of Common Stock beneficially owned by Ms. George include 74,500 shares issuable upon the exercise of options which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement and 4,721 shares with respect to which Ms. George has sole voting power but not dispositive power.
 (4) The shares of Common Stock beneficially owned by Mr. Kosick include 86,290 shares issuable upon the exercise of options which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement and 4,721 shares with respect to which Mr. Kosick has sole voting power but not dispositive power.
 (5) The shares of Common Stock beneficially owned by Mr. McCaughen include 6,666 shares issuable upon the exercise of options which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement.
 (6) The shares of Common Stock beneficially owned by Mr. Kiely include 8,535 shares issuable upon the exercise of options which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement.

 (7) The shares of Common Stock beneficially owned are shares issuable upon the exercise of options which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement.
 (8) The shares of Common Stock beneficially owned by Mr. Matthews include 12,201 shares issuable upon the exercise of options which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement.
 (9) Mr. Wright is the general manager of the investment advisor to The KB Mezzanine Fund, L.P. Mr. Wright beneficially owns 12,201 shares issuable upon the exercise of options which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement. The remaining 241,936 shares of Common Stock shown above are owned by the KB Mezzanine Fund, L.P.; however, by reason of his position with respect to the investment advisor to The KB Mezzanine Fund, L.P., Mr. Wright may be deemed to beneficially own all of the shares owned by The KB Mezzanine Fund, L.P., with shared voting and investment power over the shares. Mr. Wright disclaims beneficial ownership of shares owned by The KB Mezzanine Fund L.P.
(10) These shares of Common Stock beneficially owned by Messrs. Chavkin and Hannon include, for each, 8,535 shares issuable upon the exercise of options which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement. Mr. Chavkin and Mr.
     Hannon are General Partners of CCP, an affiliate of CBCI. Accordingly, Messrs. Chavkin and Hannon may be deemed to be the beneficial owners of the 2,289,615 shares of Common Stock held by CBCI. Each of Messrs. Chavkin and Hannon disclaims beneficial ownership of shares owned by CBCI.
(11) Shares of Common Stock beneficially owned by CBCI are subject to the Post-Merger Stockholders Agreement. See "Election of Directors". CBCI's address is 270 Park Avenue, Fifth Floor, New York, New York 10017. CBCI is a wholly-owned subsidiary of the Chase Manhattan Corporation.
(12) Based on the most recent report on Schedule 13G filed with the SEC. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Ave., 11th Floor, Santa Monica, California 90401.
(13) Based on the most recent report on Schedule 13G filed with the SEC. The address of CG Acquisition Corp. is Two North Riverside Plaza, Chicago, Illinois 60606.
(14) All directors and executive officers as a group is calculated to include all shares owned by The KB Mezzanine Fund L.P. and CBCI.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Price Waterhouse LLP as independent public accountants of the Company for the fiscal year ending June 27, 1998. Price Waterhouse LLP has audited the Company's financial statements beginning with the Company's 1991 fiscal year. A representative of Price Waterhouse LLP is expected to be at the Annual Meeting and will be available to respond to appropriate questions. Price Waterhouse LLP will also have the opportunity to make a statement at the meeting if they desire to do so.

     If a quorum is present, in order to approve the proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants, a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on such proposal must vote in favor of it. Accordingly, abstentions will have the same effect as votes against and non-votes will reduce the number of shares considered present and entitled to vote on the proposal. If the proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants is not approved, the Board will reconsider whether to retain such firm.

     The Board of Directors recommends a vote FOR ratification of the selection of Price Waterhouse LLP as the Company's independent public accountants (Proposal 2).

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During Fiscal 1997, the Company made a non-interest bearing secured loan of $65,000, which remains outstanding as of October 1, 1997. The loan is due upon the earlier of (i) termination of employment, (ii) dissolution or liquidation of Bell Sports, Inc., or (iii) September 24, 1999. Half of any cash bonus award earned by Ms. George will be applied to reduce the outstanding balance of such loan. The loan is secured by a collateral pledge agreement with respect to security which includes Common Stock issuable upon the exercise of options granted to Ms. George.

     The Company also made a non-interest bearing bridge loan, in connection with the relocation of Ms. Linda K. Bounds', Executive Vice President, Chief Financial Officer, Secretary and Treasurer, primary residence for $77,000 pending the sale of her former residence. Such loan was outstanding for approximately three months.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than June 5, 1998. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC. The Company's By-laws set forth additional requirements and procedures regarding the submission by stockholders of matters for consideration at an annual meeting of stockholders.

                  SECTION 16 BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such forms received by it and written representations from certain Reporting Persons, the Company believes that during Fiscal 1997 its Reporting Persons complied with all filing requirements applicable to them, except for Arnold L. Chavkin, who filed one late report with respect to one transaction.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders for the fiscal year ended June 28, 1997 accompanies this Proxy Statement.

     A copy, without exhibits, of the Company's Annual Report on Form 10-K for Fiscal 1997 filed with the SEC will be provided without charge to any stockholder submitting a written request for such report to the Company's Secretary, Linda K. Bounds, at Bell Sports Corp., 6350 San Ignacio Avenue, San Jose, California 95119.

                                OTHER BUSINESS

     The Board of Directors knows of no other matters to be presented at the Annual Meeting, but if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

October 17, 1997
                                            By Order of the Board of Directors

                                            /s/ Linda K. Bounds
                                            LINDA K. BOUNDS
                                            Chief  Financial  Officer, Secretary
                                            and Treasurer

                               BELL SPORTS CORP.

                        ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held On November 19, 1997

                        The Radisson Resort Scottsdale
                            7171 N. Scottsdale Road
                             Scottsdale, AZ 85253
                                 (602) 991-3800

SKY HARBOR INTERNATIONAL AIRPORT TO THE
RADISSION RESORT SCOTTSDALE

     Exit Airport using the 44th Street North exit; proceed north for approximately 8 miles. 44th Street North will curve east and turn into McDonald Drive. Drive for approximately 5 miles on McDonald Drive and turn north (left) on Scottsdale Road. The entrance to The Radisson Resort Scottsdale will be on the east (right) side of Scottsdale Road.







[MAP SHOWING ROUTE FROM SKY HARBOR AIRPORT TO THE RADISSON RESORT, SCOTTSDALE]

PROXY                                                                      PROXY
                               BELL SPORTS CORP.

         This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on November 19, 1997

         The undersigned stockholder of Bell Sports Corp. (the "Company") does hereby acknowledge receipt of Notice of said Annual Meeting and the accompanying Proxy Statement and does hereby constitute and appoint Terry G. Lee and Linda K. Bounds, or either of them, with full power of substitution, to vote all shares of the Company that the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of the Company to be held on Thursday, November 19, 1997 at 10:00 a.m., local time at The Radisson Resort, Scottsdale, 7171 N. Scottsdale Road, Scottsdale, Arizona 85253, and at any adjournment thereof.

         This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted for the three nominees listed in Proposal 1 and for Proposal 2. If other business is presented at said Annual Meeting, this Proxy will be voted on those matters, in accordance with the best judgment of the named proxies.

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                                                          BELL SPORTS CORP.
                              PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ()

[                                                                                                                                  ]

The Board of Directors recommends a vote "FOR" each of the nominees listed in Proposal 1 and "FOR" Proposal 2.
Election of Directors --                For  Withhold  For All                                                For  Against   Abstain
1.  Nominees: Arnold L. Chavkin,        All     All    Except         2.  To ratify the appointment of        ()      ()        ()
    Phillip D. Matthews and             ()      ()       ()               Price Waterhouse as independent
    Christopher Wright                                                    public accountants for the
                                                                          Company for its fiscal year
                                                                          ending June 27, 1998.
--------------------------------------
(Except Nominess(s) written above)

                                                                      This proxy shall be voted in accordance with the  instructions given and, in the absence of such instructions, shall be voted for the  nominees  listed and in favor of proposal 2. If other business is presented at said Annual Meeting, this proxy shall be voted on those matters in accordance with the best judgment of the named proxies.

                                                                                                  Dated: _____________________, 1997

                                                                                      Signature(s) _________________________________

                                                                                      ______________________________________________

                                                                                      When  signing  the proxy,  please take care to
                                                                                      have   the    signature    conform    to   the
                                                                                      stockholder's  name as it appears on this side
                                                                                      of the proxy.  If shares are registered in the
                                                                                      names  of two or  more  persons,  each  person
                                                                                      should   sign.   Executors,    administrators,
                                                                                      trustees and guardians should so indicate when
                                                                                      signing.  Corporations and partnerships should
                                                                                      sign in their full  corporate  or  partnership
                                                                                      names by a duly authorized person.

------------------------------------------------------------------------------------------------------------------------------------
                                                   ^    FOLD AND DETACH HERE    ^

                                                       YOUR VOTE IS IMPORTANT!

                                     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                                                    USING THE ENCLOSED ENVELOPE.